Exhibit 3.1

INVESTORS TITLE COMPANY

ARTICLES OF AMENDMENT
REGARDING SERIES A JUNIOR
PARTICIPATING PREFERRED STOCK

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending the Articles of Incorporation of the Corporation to increase the number of shares of Preferred Stock constituting its Series A Junior Participating Preferred Stock from 100,000 shares to 200,000 shares:

1.           The name of the Corporation is Investors Title Company.

2.           The following resolution relating to the Series A Junior Participating Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation on October 26, 2012, without shareholder approval, which was not required because the Articles of Incorporation of the Corporation, as amended, provide that the number of shares constituting the Series A Junior Participating Preferred Stock may be increased or decreased by resolution of the Board of Directors:

RESOLVED FURTHER, that the Articles of Incorporation of the Corporation be, and they hereby are, amended by deleting in its entirety the paragaph titled “1.  Designation and Amount” as reflected in the Articles of Amendment of the Corporation dated November 12, 2002, and replacing such paragraph with the following:

1.           Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

3.           No shares of the Corporation’s Series A Junior Participating Preferred Stock, par value $1 per share, have been issued.

This the 31st day of October 2012.

INVESTORS TITLE COMPANY

By	/s/ J. Allen Fine
Name:	J. Allen Fine
Title:	Chief Executive Office